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www.uranerz.com

Uranerz Provides Drilling and Permitting Updates on Wyoming Projects

Casper, Wyoming, October 30, 2007 --- Uranerz Energy Corporation (“Uranerz” or the “Company”) (AMEX: URZ; TSX: URZ) is pleased to provide an exploration update on the 2007 drilling program currently being conducted by the Company on its 100% owned properties located in the central Powder River Basin in Wyoming, USA (the “PRB Properties”). The Company continues to conduct targeted drilling activities designed to facilitate sub-surface geologic mapping with cross sections and to refine previous geologic models delineating known trends of uranium mineralization on the PRB Properties. From February 19, 2007 to September 30, 2007, the Company drilled a total of 339 uranium trend delineation holes and six hydrologic sampling wells on the PRB Properties utilizing as many as three drill rigs and an electric log probing unit. This represents a total of approximately 216,000 feet of drilling with an average depth of 626 feet per hole.

“Recent drilling results have assisted the Company in better understanding the geology on the PRB Properties, and expanding and delineating the projected trend lines of previously-known occurrences of sandstone-hosted uranium mineralization. The hydrologic sampling wells have furthered our recent efforts to finalize the environmental and in-situ recovery (ISR) mine permit applications on the Company’s Nichols Ranch and Hank properties. We expect to complete and submit the applications, on time and on budget, by the end of 2007. We are extremely pleased with the Company’s progress to-date in an area of the United States well-known for its economic ISR uranium production,” commented Glenn Catchpole, President and Chief Executive Officer of Uranerz.

Permitting Update on Nichols Ranch and Hank Properties

The Company is currently preparing the federal and state environmental permit and Source Material License applications on the Nichols Ranch and Hank properties, which are each advancing as planned. In the past few months, the Company has drilled and completed two hydrologic sampling wells on the Nichols Ranch property and four hydrologic sampling wells on the Hank property in connection with these permit applications. To commence ISR mining activities on these properties, the Company requires a Permit to Mine from the Wyoming Department of Environmental Quality (the “DEQ”) and a Source Material License from the United States Nuclear Regulatory Commission (the “NRC”). The Company has been working to complete the environmental baseline studies and ISR mining and reclamation plans required in the applications for these permits. The Company expects to complete and submit these permitting applications to the DEQ and the NRC by the end of this year.

Significant Drill Results and Property Drilling Updates

Summary of Significant Drill Results

The following is a summary of the most significant drill results (GT = 1.50 or more) obtained by the Company in connection with its 2007 drilling program on the PRB Properties since the drilling update provided in the Company’s news release dated June 6, 2007 (the “June 2007 Drilling Update”).

Hole ID	Thickness	Grade (%)	Grade-Thickness	Depth
	(ft)		(GT*)	(ft to top)
Nichols Ranch
U07N-90	11.0	0.235	2.58	554.5
U07N-94	16.0	0.338	5.41	560.5
U07N-98	18.0	0.128	2.30	570.0
U07N-112	4.5	0.349	1.57	558.5
U07N-116	8.0	0.377	3.02	568.5
U07N-118	11.5	0.140	1.61	559.0
U07N-126	10.5	0.300	3.15	584.0
U07N-128	8.5	0.236	2.01	638.0
Doughstick
U07D-9	13.0	0.135	1.75	444.0
Collins Draw
U07C-78	16.0	.112	1.79	450.5

*	GT represents grade times thickness and is calculated by multiplying eU3O8 grade (in percent) by gamma anomaly thickness (in feet) as determined from downhole radiometric probing.

Nichols Ranch

Since the June 2007 Drilling Update, a total of 99 delineation holes were drilled and an additional uranium mineralized trend of approximately 1,000 feet has been identified on the Nichols Ranch property. Drilling was conducted to delineate the outline of previously known mineralization, to confirm the extent of mineralized grade and thickness and to characterize the geochemical cells. Of these 99 newly drilled holes, 16 holes were strongly mineralized (GT = 1.0 or higher); 54 holes were mineralized (GT = 1.0 to 0.1); and 29 holes were barren or containing trace mineralization only (GT = 0.1 or less). The delineation drilling was conducted in rows or fences of drill holes, with each end of the fence being drilled until barren sand was found. This drilling technique typically results in two barren holes per fence. A total of 15 fences were drilled on the Nichols Ranch property of which seven have been previously reported.

In the June 2007 Drilling Update, the Company announced that it had identified the high grade “nose” of the oxidation-reduction geochemical (roll) front on its newly acquired property, Nichols West. In roll front geology, the “nose” is the end-point of the geochemical cell and one of the best-known places to find the largest zones and highest grades of mineralization. Subsequent drilling at and around the site of the nose of the mineralized roll front confirms excellent grades and a mineralized zone extending 1,200 to 1,700 feet south on both sides of the nose. When calculated as an average, the mineralization data at the Nichols Ranch nose is approximately 6.1 feet (thickness) at 0.158 (Grade%) for a GT of approximately 0.96.

The Company has filed on SEDAR a revision to its National Instrument 43-101 (“NI 43-101”) technical report dated April 3, 2007 on the Nichols Ranch property to reflect an increase of indicated mineral resources at Nichols Ranch from 1,494,095 pounds to 2,238,257 pounds or an increase of approximately 744,162 pounds (with an inferred mineral resource remaining at 283,236 pounds) at a GT cut-off of 0.20, resulting from additional drilling conducted on the property to August 27, 2007. The original and the revised NI 43-101 technical reports were prepared by BRS Inc., a Professional Engineering and Natural Resource Corporation duly licensed in the State of Wyoming, USA and coauthored by Douglas Beahm, P.E., P.G. and Andrew Anderson P.E., P.G. who are both “qualified persons” as defined by NI 43-101 and can be viewed in their entirety on the Company’s profile on the SEDAR website located at www.sedar.com. Douglas Beahm has reviewed the contents of this press release relating to the technical reports.

Hank

Based on historical data, the trends of uranium mineralization on the Hank property are well known, and as a result, the Company conducted minimal delineation drilling on the Hank property in 2007. However, the Company intends to complete several additional fill-in holes at Hank by the end of this year in order to further delineate the parameters of the known uranium mineralization.

Doughstick

The Doughstick property, which is located one-half mile south-east of Nichols Ranch, contains mineralization fronts continuing from the Nichols Ranch property. In 2007, the Company has drilled a total of 90 drill holes to further characterize the extent and grades of previously known uranium mineralization trends and to identify an additional 2,000 feet of uranium mineralized trend on this property. The Company’s 2007 drill program at Doughstick was targeted at further delineating one known mineralization front continuing from Nichols Ranch and determining the extent of its southward direction on the Doughstick property. The delineation drilling identified good additional mineralization extending out approximately 1,325 feet to the south where it continues on to the NAMMCO properties. Uranerz has recently signed an acquisition agreement to acquire an 81% interest in the NAMMCO properties. A second mineralization front on the Doughstick property, also an extension of a known Nichols Ranch trend, was explored to the west, but did not produce evidence of good mineralization in this western direction. Of the 90 holes drilled, 48 were barren or contained only a trace of mineralization, 39 were mineralized, and 3 were strongly mineralized.

Collins Draw

Delineation drilling in fences was conducted by the Company at Collins Draw to further identify and characterize a known mineralization trend extending south from State Section 35. This drilling identified good mineralization extending to the south for over 1,000 feet, at which point the trend was found to contain a mineralized zone over 500 feet wide. Typically, the width of a mineralized trend in this area will vary from between 50 to 150 feet. The trend then extends off the Company’s claims and on to the NAMMCO properties. Drilling in Section 36 (adjacent to Section 35) and other areas immediately adjacent to Section 36 did not produce any significant results to date. The Company is aware of no past drilling or drilling information relating to Section 36 and the adjacent areas (other than Section 35). A few additional holes will be required to confirm the area’s potential and drilling on this Section of the property will be further evaluated.

A total of 83 holes have been drilled to date at Collins Draw. Of the total, 58 holes were barren or had a trace of mineralization, 20 were mineralized, and 5 were strongly mineralized. The lack of prior drilling information and complex sandstone geology at Section 36 resulted in a high percentage of barren holes and holes with only trace mineralization.

Uranerz 2007 and 2008 Drilling Programs

Drilling in 2007 is expected to continue through November. For the remainder of the Company’s 2007 drilling program, the Company will continue to focus its targeted drilling of the Hank and West North Butte properties to conduct targeted fill-in drilling at Hank and to extend a known mineralization trend at West North Butte southward.

In 2008, it is currently anticipated that the bulk of the Company’s exploration drilling will be carried out on the NAMMCO properties following the closing of this proposed acquisition in order to conduct exploration on high priority targets that will be identified using information Uranerz has from its own historic data files, geologic experience of geochemical trends in the area, and information gained from recent and continuing drilling activities. The Company currently plans to continue delineation drilling on its Doughstick, Hank, West North Butte and North Rolling Pin properties in order to complete further pre-mining characterization of currently known uranium mineralization trends and to identify new mineralization trends based on targeted drilling initiatives.

Kurt Brown, Vice President, Exploration for Uranerz and a “qualified person” as defined by NI 43-101 oversees the Company’s drill programs and has reviewed the technical disclosure related to the Company’s drilling results that is provided in this news release.

NAMMCO Property Interest Acquisition

On September 19, 2007, the Company announced that it had entered into a definitive agreement to acquire additional property interests in the Powder River Basin from NAMMCO, a Wyoming partnership, and a number of related individuals. The Company is continuing its due diligence review in connection with the proposed transaction and has been pleased with the results. The NAMMCO transaction is expected to close on January 15, 2008. Please refer to the Company’s website for a detailed map identifying the Company’s current land position and property ownership in the central Powder River Basin and indicating the future land position of the Company in this area following its acquisition of the NAMMCO property interests.

About Uranerz

Uranerz Energy Corporation is a pure-play uranium company listed on the American Stock Exchange (“AMEX”) and the Toronto Stock Exchange (“TSX”) under the symbol “URZ”, and options (derivatives on the common stock: puts and calls) traded on the Chicago Board Options Exchange. Certain members of the management team of Uranerz have specialized expertise in ISR uranium mining techniques, and the Company holds a number of properties in the Powder River Basin and the Great Divide Basin. Uranerz is primarily focused on its Powder River Basin properties, an area of Wyoming well known for hosting uranium-mineralized sandstone roll front deposits that are amenable to ISR mining techniques, and has initiated ISR mine permitting activities for two of these properties, the Hank and Nichols Ranch projects.

Further Information

For further information relating to the Company, including the drilling results discussed in this press release, please refer to the Company’s website at www.uranerz.com or contact the Company’s Investor Relations Department at 1-800-689-1659.

This press release may contain or refer to "forward-looking information" and “forward-looking statements” within the meaning of applicable United States and Canadian securities laws, which may include, but are not limited to, statements with respect to planned permitting activities and exploration and drilling programs, the ability of the Company to consummate the transaction referred to in this press release or to complete its related due diligence review to its satisfaction, as well as resource estimates, projections, the availability of future financing for the acquisition or related exploration, and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the United States Securities and Exchange Commission (the “SEC”) (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.

All mineral resources in this press release and the technical reports referenced herein have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as “NI 43-101”. As a company listed on the TSX, we are required by Canadian law to provide disclosure in accordance with NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the SEC Industry Guide 7. NI 43-101 and Guide 7 standards are substantially different. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with NI 43-101. These definitions differ from the definitions in Guide 7. Under Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

This press release and the NI 43-101 technical reports referenced in this press release uses the terms “mineral resource,” “measured mineral resource,” “indicated mineral resource” and “inferred mineral resource”. We advise investors that these terms are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained pounds” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in-place tonnage and grade without reference to unit measures.